EXHIBIT 5.2

[Letterhead of Turner Padget Graham & Laney, P.A.]

July 20, 2010

Board of Directors
First Reliance Bancshares, Inc.
2170 West Palmetto Street
Florence, South Carolina  29501

RE:        Form S-8 Registration Statement of First Reliance Bancshares, Inc.

Gentlemen:

We have served as counsel for First Reliance Bancshares, Inc., a South Carolina corporation (the “Company”), for purposes of providing an opinion as to certain matters relevant to the registration of 600,000 shares of the Company’s common stock, $.01 par value (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), to be issued and sold by the Company pursuant to the first Reliance Bancshares, Inc. 2006 Equity Incentive Plan (the “Option Plan”).

DOCUMENTS REVIEWED

In connection with our provision of the opinion set forth herein, we have examined and are familiar with originals or copies (certified, photostatic or otherwise identified to our satisfaction) of (a) the Registration Statement; (b) the Option Plan; (c) the Minutes for June 17, 2010 meeting of the First Reliance Bancshares, inc. and First Reliance Bank Boards of director (the “Minutes”); (d) the May 20, 2010 Resolutions Adopted by the board of directors of First Reliance Bancshares, inc. (the “Resolutions”); and (d) the Secretary’s Certificate to Counsel dated as of July 19, 2010 (the “Secretary’s Certificate”).  We have also relied on such documents, corporate records and other instruments relating to the incorporation of the Company and the authorization of the issuance of the Shares pursuant to the Option Plan as we have deemed necessary and advisable.

As to certain matters of fact, we have relied upon statements and representations of the appropriate officers and other representatives of the Company and of other public officials and agencies, which have not been independently established by us.  In addition, as to certain matters of fact, we have relied without independent investigation upon representations made in or pursuant to the Agreement, and various other certificates of appropriate officers or other representatives of the Company.  Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters, and no inference should be drawn to the contrary from the fact of our representation of the Company.

COVERAGE

Our opinion set forth herein is limited to the application of South Carolina State law.  Notwithstanding the foregoing, it should be expressly understood that, for the purpose of the opinion herein, said laws do not include South Carolina or federal securities, or “Blue Sky”, laws, rules of regulations.  The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same.  The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise.  In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application of impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.  The opinion set forth herein assumes that the laws of South Carolina would govern, notwithstanding any choice of law provision to the contrary, but no opinion is given regarding or with respect to any choice of law provision.

ASSUMPTIONS

In rendering our opinion set forth herein, we have assumed, without independent verification, among other things:

(i)           The genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.

(ii)          Other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding, and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

(iii)         The administration of the Option Plan, in all material respects, in accordance with its terms and the performance by the Company, in all material respects, of all obligations required to be performed by it under the Option Plan.

(iv)        All Stock Awards, as defined in the Option Plan, issued by the Company have been issued in accordance with the terms of the Option Plan and the terms and conditions of all related Stock Incentive Agreements, as defined in the Option Plan, are consistent with the terms of the Option Plan.

OPINION

Based upon and in reliance upon the foregoing and having regard for such legal considerations as we have deemed relevant, and subject to the comments, assumptions, qualifications, limitations and exceptions set forth herein, it is our opinion that based solely on a review of the documents described above, the Shares, when issued, vested and delivered against payment therefore in accordance with the terms of the Option Plan and the governing Stock Incentive Agreements, will be validly issued, fully paid and non-assessable.

QUALIFICATIONS

In addition to the assumptions, comments, qualifications, limitations, and exceptions set forth above, the opinion set forth herein is further limited by, subject to, and based upon the following assumptions, comments, qualifications, limitations, and exceptions:

(a)          Our opinion contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

(b)          Our opinion is further subject to the effect of generally applicable rules of law arising from statues, judicial, and administrative decisions, and the rules and regulations of governmental authorities that limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct.

We do not render any opinions except as set forth above.  This opinion letter is being delivered by us solely for your benefit.  By your acceptance of this opinion letter, you agree that it may not be relied upon, circulated, quoted, or otherwise referred to by any other person of for any other purpose without our prior written consent in each instance.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement.

Very truly yours,

/s/ Turner Padget Graham & Laney, P.A.
TURNER PADGET GRAHAM & LANEY, P.A